Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Sandisk Corporation

(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	17,383,590(3)	$36.88(3)	$641,106,799.20(3)	$153.10 per $1,000,000	$98,153,45

Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	4,345,897(4)	$36.88	$160,276,681.36	$153.10 per $1,000,000	$24,538.36

Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	6,415,749(5)	$36.88	$236,612,823.12	$153.10 per $1,000,000	$36,225.42

Total Offering Amounts					$1,037,996,303.68		$158,917.23

Total Fee Offsets				—	—	—	$0.00

Net Fee Due							$158,917.23

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock, as applicable.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock on the “when-issued” trading market on the Nasdaq Global Select Market on February 14, 2025.

(3)	Represents the shares of Common Stock issuable under the LTIP.

(4)	Represents the shares of Common Stock issuable under the ESPP.

(5)

Represents the shares of Common Stock of the outstanding restricted stock unit and performance stock unit awards, which were assumed and converted by the Registrant in connection with the consummation of the spin-off contemplated by that certain Separation and Distribution Agreement, dated as of February 21, 2025, by and among the Registrant and Western Digital Corporation, a Delaware corporation